Exhibit 23.3

FORREST A. GARB & ASSOCIATES, INC.

INTERNATIONAL PETROLEUM CONSULTANTS
5310 HARVEST HILL ROAD, SUITE 275
DALLAS, TEXAS 75230 - 5805
(972) 788-1110 Telefax 991-3160
E-Mail: forgarb@forgarb.com

April 29, 2011

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report entitled “Estimated Reserves and Future Net Revenue as of April 1, 2010 Attributable to Interests Owned By Lucas Energy Inc. in Certain Properties Located in Texas (SEC Case).” We also consent to the reference to us under the heading “Experts” in such Registration Statement.

William D. Harris III
Chief Executive Officer

Forrest A. Garb & Associates, Inc.
Texas Registered Engineering Firm F-629
Dallas, Texas
April 29, 2011